Exhibit 99.1

    Lifetime Brands, Inc. Announces Appointment of Jeffrey Evans to Board of Directors

Veteran Retail Industry Leader Adds Significant Go-to-Market and Merchandising Expertise
GARDEN CITY, NY, January 22, 2025 – Lifetime Brands, Inc. (NasdaqGS: LCUT) (“Lifetime” or the “Company”), a leading global designer, developer and marketer of a broad range of branded consumer products used in the home, today announced the appointment of Jeffrey Evans as an independent director to its Board of Directors (the “Board”), effective immediately.

“We are pleased to welcome Jeff to the Lifetime Board as we lay the groundwork for the future,” said Jeffrey Siegel, Chairman of the Board of Lifetime Brands. “Jeff’s leadership and skill at developing pointed merchandising strategies at Lifetime’s mass market and warehouse club direct customers will provide invaluable insight to position the company to gain market share.”

Rob Kay, Lifetime’s Chief Executive Officer, added, “I am thrilled Jeff has joined our board. His successful track record of driving sustainable growth during his tenure with Lifetime customers’ Walmart, Sam’s Club and At Home will be influential in further developing our growth initiatives. At Lifetime, we’ve institutionalized a data driven approach to product innovation and importantly, as measures for our go-to market strategies. At this critical moment of ubiquitous online commerce, Jeff’s history of establishing digital and omnichannel strategies with precision will guide and deepen our recent initiatives. With the additive counsel from Jeff, we are well positioned to continue our progression to a modernized Lifetime.”

“Lifetime is a leader in the consumer durable space with a strong portfolio of recognized brands that inherently provide customers with exceptional value,” said Mr. Evans. “I am excited to join my fellow directors and the collective Lifetime team and lend my expertise with time tested tools and practical steps that will position Lifetime to access additional market share, deliver meaningful growth and further unlock shareholder value.”
Mr. Evans’ experience spans three decades of retail and consumer leadership experience. Most recently, Mr. Evans held the position of President and Chief Merchandising Officer of At Home, a private specialty Home Décor and Seasonal Retailer. Previously, he spent 16 years at Walmart in senior merchandising roles for both Sam’s Club and Walmart. From 2020-2022, he was EVP for Entertainment, Toy’s and Seasonal for both stores and the ecommerce segment. From 2017-2020, Mr. Evans was the SVP for Walmart Home and led an apparel division at Walmart US from 2012-2017. He began his career in 1990 with Filene’s department stores, a division of May department stores. Additionally, in 2022, Mr. Evans founded Biddeford Advisors LLC. He currently serves on the advisory board of Wholescale, a private customer engagement technology company.
About Lifetime Brands, Inc.
Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, Rabbit®, and Dolly® ; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew®, Year & Day®, Dolly®, Royal Leerdam®, and ONIS®; and valued home solutions brands, including BUILT NY®, S’well®, Taylor® Bath, Taylor® Kitchen, Taylor® Weather, Planet Box®, and Dolly®. The Company also provides exclusive private label products to leading retailers worldwide.
The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com
or
MZ North America
Shannon Devine / Rory Rumore
Main: 203-741-8811
LCUT@mzgroup.us